------------------------------------------------------------------------------




                          SECURITIES AND EXCHANGE COMMISSION
                                 -------------------
                                WASHINGTON, D.C. 20549


                                      FORM 8-K/A

                                    CURRENT REPORT


        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         DATE OF REPORT (Date of earliest event reported)  September 12, 1997


                        JITNEY-JUNGLE STORES OF AMERICA, INC.
               (Exact name of registrant as specified in its charter.)



       MISSISSIPPI                        33-80833                64-0280539
(State or other jurisdiction      (Commission File Number)       (IRS Employer
of incorporation)                                                 Identification
                                                                  Number)


                   1770 Ellis Avenue, Suite 200, Jackson, MS 39204
                 (Address of Principal Executive Offices - Zip Code)


                                    (601) 965-8600
                 (Registrant's telephone number, including area code)

                                         N/A
           (Former name and former address, if changed since last report.)


-----------------------------------------------------------------------------

    This form 8-K/A amends the Form 8-K filed with the Securities and Exchange Commission (the "Commission") on September 26, 1997, relating to the acquisition by Delta Acquisition Corporation, an Alabama corporation ("Delta") and a wholly-owned subsidiary of Jitney-Jungle Stores of America, Inc., a Mississippi corporation ("Jitney-Jungle") of 5,317,510 shares of common stock, par value $.01 per share (the "Shares"), of Delchamps, Inc., an Alabama corporation ("Delchamps") for $30.00 net per share in a tender offer. The Shares so purchased represented approximately 73.9% of the Shares outstanding on such date. This Form 8-K/A contains the information referred to in Item 7 of the Form 8-K.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Businesses Acquired.

                    INDEPENDENT AUDITORS' REPORT



The Board of Directors
Delchamps, Inc.


We have audited the accompanying consolidated balance sheets of Delchamps, Inc., and subsidiary as of June 28, 1997 and June 29, 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended June 28, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standard require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Delchamps, Inc. and subsidiary at June 28, 1997 and June 29, 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended June 28, 1997, in conformity with generally accepted accounting principles.

                                             KPMG Peat Marwick LLP

August 8, 1997
Atlanta, Georgia

FIVE YEAR FINANCIAL HIGHLIGHTS
(In thousands except per share amounts)

                                                             ---------------------------------------------------------------
                                                              JUNE 28,     JUNE 29,      JULY 1,      JULY 2,      JULY 3,
                                                                1997         1996         1995         1994         1993
STATEMENT OF EARNINGS DATA:                                  (52 WEEKS)   (52 WEEKS)   (52 WEEKS)   (52 WEEKS)   (53 WEEKS)
-----------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
Sales......................................................   $1,102,947   $1,126,629   $1,054,088   $1,067,191   $1,034,531
Operating income (loss)....................................      17,787       13,119      (34,991)      22,019       27,907
Earnings (loss) before income taxes and cumulative effect
  of changes in accounting principles......................      12,805        6,299      (40,266)      17,858       22,738
Net earnings (loss)........................................       7,954        3,852      (25,666)      10,951       14,373
Net earnings (loss) per common share.......................        1.12         0.54        (3.61)        1.54         2.02
Dividends per common share.................................        0.44         0.44         0.44         0.44         0.44
Weighted average shares outstanding........................       7,116        7,110        7,113        7,114        7,114

BALANCE SHEET DATA:
-----------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
Working capital............................................   $  29,140    $  22,067    $  22,920    $  54,926    $  49,511
Total assets...............................................     243,461      255,183      269,412      263,269      252,052
Long-term debt and obligations under capital leases,
  excluding current installments...........................      16,698       21,237       25,745       32,169       39,503
Stockholders' equity.......................................     118,019      112,925      110,042      136,300      126,262

    Delchamps, Inc. founded in 1921, operates 118 grocery stores in Alabama, Florida, Louisiana and Mississippi. The Company also operates 10 liquor stores in Florida. A distribution center is located in Hammond, Louisiana. Delchamps employs 8,000 people. The Company's stock is traded on the Nasdaq National Market, under the symbol DLCH.

DELCHAMPS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
June 28, 1997 and June 29, 1996
(In thousands except share data)


                                          ASSETS                                               1997        1996
------------------------------------------------------------------------------------------  ----------  ----------
Current assets:
  Cash and cash equivalents (note 2)......................................................  $    5,670      10,503
  Trade and other accounts receivable.....................................................       7,961       8,422
  Merchandise inventories (notes 3 and 6).................................................      89,726      90,797
  Prepaid expenses........................................................................       2,094       1,376
  Income taxes receivable (note 10).......................................................      --             764
  Deferred income taxes (note 10).........................................................       6,525       3,878
                                                                                            ----------  ----------
      Total current assets................................................................     111,976     115,740
                                                                                            ----------  ----------
Property and equipment (note 4):
  Land....................................................................................      13,744      15,210
  Buildings and improvements..............................................................      59,079      58,111
  Fixtures and equipment..................................................................     233,542     221,090
  Construction in progress................................................................       2,626       9,771
                                                                                            ----------  ----------
                                                                                               308,991     304,182
  Less accumulated depreciation and amortization..........................................     179,672     166,931
                                                                                            ----------  ----------
      Net property and equipment..........................................................     129,319     137,251
                                                                                            ----------  ----------
Other assets..............................................................................       2,166       2,192
                                                                                            ----------  ----------
  Total assets............................................................................  $  243,461     255,183
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                        LIABILITIES AND STOCKHOLDERS' EQUITY                                     1997       1996
-------------------------------------------------------------------------------------------  ----------  ---------
Current liabilities:
  Current installments of obligations under capital leases (note 4)........................  $      844        749
  Current installments of long-term debt (note 5)..........................................       3,697      3,760
  Notes payable (note 6)...................................................................       4,600     14,000
  Restructure obligation (note 12).........................................................       2,273      3,996
  Accounts payable.........................................................................      41,571     48,308
  Accrued expenses:
    Salaries and wages.....................................................................       7,026      4,603
    Licenses and other taxes...............................................................       7,778      8,017
    Other..................................................................................      14,192     10,240
                                                                                             ----------  ---------
      Total accrued expenses...............................................................      28,996     22,860
                                                                                             ----------  ---------
    Income taxes (note 10).................................................................         855     --
      Total current liabilities............................................................      82,836     93,673
                                                                                             ----------  ---------
Obligations under capital leases, excluding current installments (note 4)..................       9,556     10,398
Long-term debt, excluding current installments (note 5)....................................       7,142     10,839
Restructure obligation (note 12)...........................................................      13,453     15,668
Deferred income taxes (note 10)............................................................      10,211      9,225
Other liabilities..........................................................................       2,244      2,455
                                                                                             ----------  ---------
      Total liabilities....................................................................     125,442    142,258
                                                                                             ----------  ---------
Stockholders' equity (notes 5 and 11):
  Junior participating preferred stock of no par value.
    Authorized 5,000,000 shares; no shares issued..........................................      --         --
  Common stock of $.01 par value. Authorized 25,000,000 shares; issued 7,121,749
    shares in 1997 and 7,112,320 shares in 1996............................................          71         71
  Additional paid-in capital...............................................................      19,856     19,657
  Retained earnings........................................................................      98,182     93,359
                                                                                             ----------  ---------
                                                                                                118,109    113,087
  Less:
    Unamortized restricted stock award compensation (note 8)...............................          90        162
                                                                                             ----------  ---------
      Total stockholders' equity...........................................................     118,019    112,925
                                                                                             ----------  ---------
Commitments and contingencies (notes 4, 8, 9, and 13)
  Total liabilities and stockholders' equity...............................................  $  243,461    255,183
                                                                                             ----------  ---------
                                                                                             ----------  ---------

    See accompanying notes to consolidated financial statements.

DELCHAMPS, INC. AND SUBSIDIARY
Consolidated Statements of Earnings
Years ended June 28, 1997, June 29, 1996, and July 1, 1995
(In thousands except per share data)

                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Sales...................................................................  $  1,102,947     1,126,629     1,054,088
Cost of sales (note 3)..................................................       830,878       863,389       798,537
                                                                          ------------  ------------  ------------
      Gross profit......................................................       272,069       263,240       255,551
Selling, general and administrative expenses ("S G & A"):
  Restructuring charge (note 12)........................................       --            --             28,779

  Other S G & A.........................................................       254,282       250,121       261,763
                                                                          ------------  ------------  ------------
  Total S G & A.........................................................       254,282       250,121       290,542
                                                                          ------------  ------------  ------------
      Operating income (loss)...........................................        17,787        13,119       (34,991)
                                                                          ------------  ------------  ------------
Other (expense) income:
  Interest expense......................................................        (5,215)       (7,169)       (5,375)
  Interest income.......................................................           233           349           100
                                                                          ------------  ------------  ------------
  Total other (expense) income..........................................        (4,982)       (6,820)       (5,275)
                                                                          ------------  ------------  ------------
      Earnings (loss) before income taxes...............................        12,805         6,299       (40,266)
Income tax expense (benefit) (note 10)..................................         4,851         2,447       (14,600)
                                                                          ------------  ------------  ------------
Net earnings (loss).....................................................  $      7,954         3,852       (25,666)
                                                                          ------------  ------------  ------------
Net earnings (loss) per common share....................................  $       1.12          0.54         (3.61)
                                                                          ------------  ------------  ------------
Weighted average number of common shares................................         7,116         7,110         7,113
                                                                          ------------  ------------  ------------

    See accompanying notes to consolidated financial statements.

DELCHAMPS, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity
Years ended June 28, 1997, June 29, 1996, and July 1, 1995
(In thousands)

                                                   COMMON STOCK
                                                  ---------------
                                                      ISSUED        ADDITIONAL                           RESTRICTED       TOTAL
                                                  ---------------    PAID-IN     RETAINED   GUARANTEED     STOCK      STOCKHOLDERS'
                                                  SHARES   AMOUNT    CAPITAL     EARNINGS   ESOP DEBT      AWARDS        AWARDS
                                                  ------   ------   ----------   --------   ----------   ----------   -------------
Balances at July 2, 1994........................  7,114     $71       19,731     121,434      (4,000)       (936)        136,300
Amortization of restricted stock awards.........   --       --         --          --          --            539             539
Retirement of restricted stock awards...........     (5)    --          (128)      --          --            128          --
Reduction of guaranteed ESOP debt...............   --       --         --          --          2,000       --              2,000
Net loss........................................   --       --         --        (25,666)      --          --            (25,666)
Dividends declared of $.44 per share............   --       --         --         (3,131)      --          --             (3,131)
                                                  ------  -----      -------     -------     -------     -------       ---------
Balances at July 1, 1995........................  7,109      71       19,603      92,637      (2,000)       (269)        110,042
Amortization of restricted stock awards.........   --       --         --          --          --             21              21
Retirement of restricted stock awards...........     (3)    --           (86)      --          --             86          --
Reduction of guaranteed ESOP debt...............   --       --         --          --          2,000       --              2,000
Issuance of shares for director compensation....      4     --           108       --          --          --                108
Stock options exercised (note 14)...............      2     --            32       --          --          --                 32
Net earnings....................................   --       --         --          3,852       --          --              3,852
Dividends declared of $.44 per share............   --       --         --         (3,130)      --          --             (3,130)
                                                  ------  -----      -------     -------     -------     -------       ---------
Balances at June 29, 1996.......................  7,112      71       19,657      93,359       --           (162)        112,925
Amortization of restricted stock awards.........   --       --         --          --          --             72              72
Issuance of shares for director compensation....      8     --           167       --          --          --                167
Stock options exercised (note 14)...............      2     --            32       --          --          --                 32
Net earnings....................................   --       --         --          7,954       --          --              7,954
Dividends declared of $.44 per share............   --       --         --         (3,131)      --          --             (3,131)
                                                  ------  -----      -------     -------     -------     -------       ---------
Balances at June 28, 1997.......................  7,122     $71       19,856      98,182       --            (90)        118,019
                                                  ------  -----      -------     -------     -------     -------       ---------
                                                  ------  -----      -------     -------     -------     -------       ---------

    See accompanying notes to consolidated financial statements.

DELCHAMPS, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years ended June 28, 1997, June 29, 1996, and July 1, 1995
(In thousands)

                                                                                      1997       1996       1995
                                                                                    ---------  ---------  ---------
Cash flows from operating activities:
  Net earnings (loss).............................................................  $   7,954      3,852    (25,666)
  Adjustments to reconcile net earnings to net cash (loss) provided by operating activities:
    Depreciation and amortization.................................................     23,719     21,771     19,472
    Write-off of cost in excess of fair value of assets acquired..................     --         --          5,050
    (Gain) loss on sale of property and equipment.................................     (2,054)      (420)       231
    Restricted stock award amortization...........................................         72         21        667
    Non cash director compensation expense........................................        167        108     --
    Deferred income tax (benefit) expense.........................................     (1,661)     1,928     (9,206)
    Decrease in merchandise inventories...........................................      1,071      3,011     11,855
    (Decrease) increase in accounts payable, accrued expenses, and current portion
      of restructure obligation...................................................     (2,324)     5,567     10,887
    Increase (decrease) in income taxes, net......................................      1,619      5,785     (6,491)
    (Decrease) increase in other liabilities and restructure obligation...........     (2,023)    (1,653)    19,113
    Increase in other assets......................................................     (3,203)      (890)      (716)
                                                                                    ---------  ---------  ---------
    Net cash flows provided by operating activities...............................     23,337     39,080     25,196
Cash flows from investing activities:
  Additions to property and equipment.............................................    (15,551)   (21,671)   (35,239)
  Proceeds from sale of property and equipment, net...............................      4,387        710        611
                                                                                    ---------  ---------  ---------
    Net cash used in investing activities.........................................    (11,164)   (20,961)   (34,628)
Cash flows from financing activities:
  Principal payments on obligations under capital leases..........................       (747)      (665)    (1,576)
  Principal payments on long-term debt and notes payable..........................    (26,760)   (25,239)   (15,333)
  Proceeds from issuance of long-term debt and notes payable......................     13,600      5,480     30,000
  Issuance of stock options.......................................................         32         32     --
  Dividends paid..................................................................     (3,131)    (3,130)    (3,131)
                                                                                    ---------  ---------  ---------
    Net cash (used in) provided by financing activities...........................    (17,006)   (23,522)     9,960
Net (decrease) increase in cash and cash equivalents..............................     (4,833)    (5,403)       528
Cash and cash equivalents at beginning of year....................................     10,503     15,906     15,378
                                                                                    ---------  ---------  ---------
Cash and cash equivalents at end of year..........................................  $   5,670     10,503     15,906
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    See accompanying notes to consolidated financial statements.

DELCHAMPS, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
June 28, 1997, June 29, 1996, and July 1, 1995

(1) Summary of Significant Accounting Policies

        (a) Description of Business

        Delchamps, Inc. and subsidiary (the "Company") are engaged in the business of retail food distribution through the Company's supermarkets located in Alabama, Florida, Louisiana, and Mississippi.

        (b) Definition of Fiscal Year

        The Company's fiscal year ends on the Saturday closest to June 30. Fiscal years 1997, 1996 and 1995 all comprised 52 weeks.

        (c) Principles of Consolidation

        The consolidated financial statements include the accounts of Delchamps, Inc. and its wholly owned wholesale subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

        (d) Cash Equivalents

        For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

        (e) Merchandise Inventories

        Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") basis for 89% of inventories in 1997, and 88% in 1996 and 87% in 1995. With respect to the remaining inventories, primarily produce and market, cost is determined on the first-in, first-out ("FIFO") basis. Inventories developed from the retail method comprised approximately 59% of total inventories in 1997, 58% in 1996, and 55% in 1995.

        (f) Property and Equipment

        Property and equipment are stated at cost. Buildings and equipment acquired prior to July 1, 1984 are depreciated over the estimated useful lives of the respective assets using primarily the double-declining-balance method. Buildings and equipment acquired subsequent to July 1, 1984, are depreciated over the estimated useful lives of the respective assets using the straight-line method. Buildings and equipment under capital leases are stated at the lower of the present value of the minimum lease payments at the beginning of the lease term or fair value of the property at the inception of the lease. Assets leased under capital leases and leasehold improvements are amortized using the straight-line method over the lesser of the lease term or the estimated useful lives of the related assets. The Company uses the following periods for depreciating and amortizing property and equipment:

Buildings.....................................................................  10--50 years
Leasehold improvement.........................................................  10 years
Fixtures and equipment........................................................  5--10 years

        (g) Cost in Excess of Fair Value of Assets Acquired

        Cost in excess of fair value of assets acquired arose from the purchase of three supermarkets and real estate in fiscal year 1988. For fiscal years 1988 through 1994, amortization was recorded over a 40 year period on a straight-line basis. The acquired property did not achieve sales and earnings projections prepared at the time of the acquisition. The primary cause of the shortfall in the Company's projections was because of competitors increasing promotional activity, competitors opening new supermarkets, and competitors expanding existing supermarkets. The Company determined, based on the trend of operating results for 1988 through 1995, that the projected results of the acquired property would not support the future amortization of the remaining balance of the cost in excess of fair value of assets acquired. Accordingly, the Company wrote-off its remaining balance of cost in excess of fair value of assets acquired of $5.1 million in the fourth quarter of fiscal year 1995.

        (h) Income Taxes

        Deferred tax liabilities or assets are established for temporary differences between financial and tax reporting bases and are subsequently adjusted to reflect changes in tax rates expected to be in effect when the temporary differences reverse. The major temporary differences and their net effect are shown in the "Income Taxes" note. Job credits are recorded as a reduction of the provision for Federal income taxes in the year realized.

        (i) Earnings Per Share

        Earnings per share are computed by dividing net earnings by the weighted average number of shares of common stock outstanding.

        (j) Management Estimates

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

        (k) Fair Value of Financial Instruments

        The carrying amounts of cash, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items.

        (l) Impairment of Long-Lived Assets

        Effective June 30, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No.121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, or to be disposed of. The implementation did not have a significant impact on the Company's financial condition or results of operation.

        (m) Stock Compensation

        During fiscal year 1997, the Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which was effective for fiscal years beginning after December 15, 1995. The statement encourages the use of a fair-value-based method of accounting for stock-based awards under which the fair value of stock options is determined on the date of grant and expensed over the vesting period. Companies may, however, continue to measure compensation costs for those plans using the method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." Companies that continue to apply APB No. 25 are required to include pro forma disclosures of net earnings and earnings per share as if the fair-value-based method of accounting had been applied. The Company has elected to continue to account for such plans under the provisions of APB No. 25. Compensation expense computed under the fair-value-based method is not significant to the financial statements as a whole, therefore pro forma disclosures have not been included.

(2) Cash Equivalents

    Cash equivalents are stated at cost which approximates market value. Cash equivalents at June 28, 1997 and June 29, 1996 consisted of the following:

                                                                                                       (IN THOUSANDS)
                                                                                                    --------------------
                                                                                                      1997       1996
                                                                                                    ---------  ---------
Euro Dollar Time Deposits.........................................................................  $       2      1,130
Marketable Unit Investment Fund...................................................................        856        856
Cash Management Tax Exempt Fund...................................................................         77         20
                                                                                                    ---------  ---------
                                                                                                    $     935      2,006
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

(3) Merchandise Inventories

    The Company uses the LIFO method of valuing certain of its merchandise inventories to minimize inflation-induced inventory profits and to achieve a better matching of current costs with current revenues. Inventories would increase by approximately $14,171,000 at June 28, 1997 and $13,780,000 at June 29, 1996 if all of the Company's inventories were stated at cost determined by the first-in, first-out method. Further, net earnings would increase by approximately $240,000 in fiscal year 1997, $262,000 in fiscal year 1996, and $322,000 in fiscal year 1995, after applying the Company's marginal tax rate and without assuming an investment return on the applicable income tax savings.

    The Company is a member of a cooperative association from which it purchases private label merchandise for resale and certain store equipment. Merchandise inventories purchased from this cooperative association approximated 19% of total inventory purchases in 1997, 1996, and 1995.

(4) Leases

    The Company leases certain store properties under capital leases that expire over the next 11 years. The Company also leases warehouses, store properties, and store equipment under noncancellable operating leases that expire over the next 20 years. Contingent rentals on store properties are paid as a percentage of sales in excess of a stipulated minimum. In the normal course of business, it is expected that most leases will be renewed or replaced by leases on other properties and equipment.

    Included in property and equipment are the following amounts applicable to capital leases:

                                                                                                  (IN THOUSANDS)
                                                                                               --------------------
                                                                                                 1997       1996
                                                                                               ---------  ---------
Buildings....................................................................................  $  13,998     13,998
Fixtures and equipment.......................................................................     19,040     19,040
                                                                                               ---------  ---------
                                                                                                  33,038     33,038
Less accumulated amortization................................................................     27,578     26,888
                                                                                               ---------  ---------
                                                                                               $   5,460      6,150
                                                                                               ---------  ---------
                                                                                               ---------  ---------

     Future minimum lease payments under noncancellable operating leases and the present value of future minimum capital lease payments as of June 28, 1997 are as follows:

                                                                                                            (IN THOUSANDS)
                                                                                               ----------------------
                                                                                                CAPITAL    OPERATING
                                                                                               LEASES      LEASES
                                                                                               ---------  -----------
Fiscal Year
  1998.......................................................................................  $   2,081      38,292
  1999.......................................................................................      2,081      37,702
  2000.......................................................................................      2,081      37,081
  2001.......................................................................................      2,081      34,989
  2002.......................................................................................      1,961      33,766
  Later years................................................................................      6,968     241,182
                                                                                               ---------  -----------
Total minimum lease payments.................................................................     17,253     423,012
                                                                                                          -----------
                                                                                                          -----------
  Less amount representing interest..........................................................      6,853
                                                                                               ---------
  Present value of net minimum capital lease payments........................................     10,400
Less current installments of obligations under capital leases................................        844
                                                                                               ---------
Long-term obligations under capital leases...................................................  $   9,556
                                                                                               ---------
                                                                                               ---------

    Rental expense and contingent rentals for operating leases are as follows:

                                                                                              (IN THOUSANDS)
                                                                                      -------------------------------
                                                                                        1997       1996       1995
                                                                                      ---------  ---------  ---------
Minimum rentals.....................................................................  $  45,329     45,514     43,552
Contingent rentals..................................................................        129         66         99
                                                                                      ---------  ---------  ---------
                                                                                      $  45,458     45,580     43,651
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    Most of the Company's leases stipulate that the Company pay taxes, maintenance, insurance, and certain other operating expenses applicable to the leased property.

(5) Long-term Debt

    Long-term debt as of June 28, 1997 and June 29, 1996 consisted of the following:

                                                                                                  (IN THOUSANDS)
                                                                                               --------------------
                                                                                                 1997       1996
                                                                                               ---------  ---------
5.51% note payable, due in 84 monthly installments of $297,619 in principal plus interest,
  with the final installment due July 1, 2000, unsecured.....................................  $  10,714     14,286
Note payable, with interest rates based on LIBOR + 1.5%, due in 60 monthly installments of
  $15,625 in principal plus interest, with the final installment due March 1, 1998, secured
  by deposit accounts with the lender........................................................        125        313
                                                                                               ---------    -------
    Total long-term debt.....................................................................     10,839     14,599
                                                                                               ---------    -------
  Less current installments..................................................................      3,697      3,760
                                                                                               ---------    -------
  Long-term debt, excluding current installments.............................................  $   7,142     10,839
                                                                                               ---------    -------
                                                                                               ---------    -------

    Agreements underlying the notes payable contain restrictive covenants which limit the payment of dividends, additional debt, lease rentals, and transactions with affiliates, and require maintenance of certain working capital and equity levels. At June 28, 1997, the Company was in compliance with all covenants. At June 28, 1997, approximately $4,950,000 of the Company's retained earnings was available for the payment of dividends under such restrictive provisions.

    Cash payments for interest were approximately $5,268,000, $7,129,000, and $5,368,000 in 1997, 1996 and 1995, respectively.

    Aggregate annual maturities of long-term debt for fiscal years after June 28, 1997 are approximately as follows:

               (IN
           THOUSANDS)
 FISCAL      ANNUAL
  YEAR     MATURITIES
---------  -----------
1998.....   $   3,697
1999.....       3,571
2000.....       3,571
           -----------
            $  10,839
           -----------
           -----------

    Based on the borrowing rates currently available to the Company for long-term debt with similar terms and maturities, the fair value of the long-term debt outstanding at June 28, 1997 approximates the carrying value, with the exception of the 5.51% note payable which the fair value approximates $10.0 million at June 28, 1997 and $13.7 million at June 29, 1996.

    The fair value was estimated using a discounted cash flow analysis based on the Company's borrowing rate for similar liabilities.

(6) Notes Payable

    Short-term borrowings as of June 28, 1997 and June 29, 1996 consisted of the following:

                                                          (IN THOUSANDS)
                                                -------------------------------
                                                 1997                 1996
                                                -------             ---------
Revolving loan commitments, due on various
  dates throughout fiscal 1998 and fiscal
  1997, respectively, with interest rates
  based on LIBOR + 1.25%, secured by all of
  the Company's inventory.....................  $4,600                14,000

    On June 29, 1995, the Company entered into a $75,000,000 revolving loan credit agreement. The revolving loan agreement is committed through June, 1998. There is an annual commitment fee of .25 of 1% on the unused portion. At the Company's option, interest under the agreement may be based on LIBOR or the prime rate. As of June 28, 1997, the Company is committed to LIBOR contracts which expire no later than July 28, 1997 and have a weighted average interest rate of 6.9375%.

    The credit agreement requires the Company to maintain minimum levels of earnings and to comply with stated debt covenants. At June 28, 1997, the Company was in compliance with all covenants.

(7) Leveraged Employee Stock Ownership Plan

    In November 1987, the Company leveraged its existing Employee Stock Ownership Plan ("ESOP"). The ESOP used the proceeds of the loan to purchase approximately 1,097,000 shares of the Company's common stock. The common stock was held by the ESOP trustee in a suspense account and these shares served as collateral for the loan. Each year through fiscal year 1996, the Company made a contribution to the ESOP which the trustee used to make principal payments. With each loan payment a portion of the common stock was released from the suspense account and allocated to participating employees. The Company was required to pay interest on the loan in excess of any dividends received on unallocated shares. The Company guaranteed $20 million of ESOP debt under the loan agreement. On June 26, 1996, the ESOP loan was repaid in full. Therefore, as of June 28, 1997 and June 29, 1996, all shares have been allocated to participants and no shares remain in the "suspense account."

(8) Employee Benefit and Incentive Plans

    The Company has an employee stock ownership plan and a profit sharing plan pursuant to section 401(k) of the Internal Revenue Code which cover substantially all employees who have completed two years of service. The profit sharing plan was implemented in fiscal year 1995. Participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Internal Revenue Code. The plan provides for a matching contribution by the Company. The total annual contributions to these plans by the Company for fiscal years 1997, 1996, and 1995 were as follows:

                                                                                                 (IN THOUSANDS)
                                                                                         -------------------------------
                                                                                           1997       1996       1995
                                                                                         ---------  ---------  ---------
Employee stock ownership plan..........................................................  $      --      2,000      2,000
Profit sharing plan....................................................................      1,055      1,157      1,421
                                                                                         ---------  ---------  ---------
                                                                                         $   1,055      3,157      3,421
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------

    The Company has an incentive compensation plan for certain management personnel tied to the Company's overall performance. Incentive compensation expense was $2,943,000 in 1997 and $1,252,000 in 1996. Incentive compensation was not paid in 1995.

    In fiscal 1988, the Company adopted, with stockholder approval, a restricted stock award plan. The plan provides that a maximum of 150,000 shares of common stock be awarded to key executives. During 1989, 138,000 shares were awarded to key executives at a price of $.01 per share. No shares have been awarded since 1989. These awarded shares are held by the Company for future distribution in accordance with the provisions of the plan. Total compensation expense to be charged to operations over the term of the plan is approximately $3,209,000. Total compensation expense associated with the plan was determined based on the market value of the stock at the date of award, and is being amortized on a straight-line basis over the period the restrictions lapse. Charges to operations for this plan were approximately $72,000 in 1997, $21,000 in 1996, and $293,000 in 1995.

(9) Postemployment Benefits Other Than Pensions

    The Company provides a postemployment longevity bonus to associates that leave employment after either attaining age 55 or completing 25 years of service. The amount of longevity bonus is based on length of service and is recognized on an accrual basis as employees perform services to earn the benefits.. Longevity bonus expense was $304,000 in 1997 and 1996, and $276,000 in 1995.

(10) Income Taxes

    The components of income tax expense (benefit) are as follows:

                                                                                             (IN THOUSANDS)
                                                                                    ---------------------------------
                                                                                     CURRENT    DEFERRED      TOTAL
                                                                                    ---------  -----------  ---------
1997:
  Federal.........................................................................  $   5,750      (1,467)      4,283
  State...........................................................................        762        (194)        568
                                                                                    ---------  -----------  ---------
                                                                                    $   6,512      (1,661)      4,851
                                                                                    ---------  -----------  ---------
                                                                                    ---------  -----------  ---------
1996:
  Federal.........................................................................  $     461       1,711       2,172
  State...........................................................................         58         217         275
                                                                                    ---------  -----------  ---------
                                                                                    $     519       1,928       2,447
                                                                                    ---------  -----------  ---------
                                                                                    ---------  -----------  ---------
1995:
  Federal.........................................................................  $  (4,746)     (8,101)    (12,847)
  State...........................................................................       (648)     (1,105)     (1,753)
                                                                                    ---------  -----------  ---------
                                                                                    $  (5,394)     (9,206)    (14,600)
                                                                                    ---------  -----------  ---------
                                                                                    ---------  -----------  ---------

    The actual income tax expense (benefit) differs from the statutory tax rate for all years (computed by applying the U.S. Federal corporate rate to earnings
(loss) before income taxes) as follows:

                                                                                                    (IN THOUSANDS)
                                                                                            -------------------------------
                                                                                              1997       1996       1995
                                                                                            ---------  ---------  ---------
Statutory tax rate........................................................................  $   4,354      2,142    (13,690)
Increase (reduction) in income taxes resulting from:
  State income taxes, net of Federal income tax benefit...................................        570        270     (2,219)
Targeted jobs tax credits.................................................................         --        (25)      (385)
Cost in excess of fair value of assets acquired..........................................         --         --       1,771
Other, net................................................................................        (73)        60        (77)
                                                                                            ---------  ---------  ---------
Actual tax expense (benefit)..............................................................  $   4,851      2,447    (14,600)
                                                                                            ---------  ---------  ---------
                                                                                            ---------  ---------  ---------
Effective tax rate........................................................................       37.9%      38.8%      36.3%
                                                                                            ---------  ---------  ---------
                                                                                            ---------  ---------  ---------

    The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                                                    (IN THOUSANDS)
                                                                                                 --------------------
                                                                                                   1997       1996
                                                                                                 ---------  ---------
Deferred tax assets:
  Restructure obligation.......................................................................  $   6,054      7,531
  Capital lease obligation.....................................................................      1,901      1,914
  Accrued self-insurance.......................................................................      4,515      2,879
  Accrued postemployment benefits..............................................................        847        888
  Other accrued liabilities....................................................................      2,099      1,585
                                                                                                 ---------  ---------
  Net deferred tax assets......................................................................     15,416     14,797
                                                                                                 ---------  ---------
Deferred tax liabilities:
  Accelerated depreciation.....................................................................     18,942     19,985
  Other........................................................................................        160        159
                                                                                                 ---------  ---------
  Total gross deferred liabilities.............................................................     19,102     20,144
                                                                                                 ---------  ---------
Net deferred tax liabilities...................................................................  $   3,686      5,347
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    No valuation allowance was recorded against the deferred tax assets at June 28, 1997. The Company's management believes the existing net deductible temporary differences comprising the total gross deferred tax assets will reverse during the periods in which the Company generates net taxable income.

    Cash payments for income taxes were approximately $5,454,000, $67,000, and $1,437,000 in 1997, 1996, and 1995, respectively.

(11) Share Purchase Rights Plan

    In October 1988, the Company adopted a Share Purchase Rights Plan and declared a dividend distribution of one Right for each outstanding share of common stock. Under certain conditions, each Right may be exercised to purchase one one-hundredth of a share of Junior Participating Preferred Stock at a purchase price of $70, subject to adjustment. The Company will be entitled to redeem the Rights at $.01 per Right at any time prior to the earlier of the expiration of the Rights in October 1998 or ten days following the time a person or group acquires or obtains the right to acquire a 15% position in the Company. The Rights do not have voting or dividend privileges. Until such time as they become exercisable, the Rights have no dilutive effect on the earnings per share of the Company.

(12) Restructuring Charge

    During fiscal year 1995, the Company recorded a pretax restructuring charge of $28.8 million. The charge reflected anticipated costs associated with a program to close certain underperforming stores which could not be subleased in whole or in part and, to a lesser extent, severance costs related to the termination of employment of former executives. Of the total $28.8 million restructuring reserve, $3.9 million, $5.9 million, and $3.2 million of costs and payments have been charged against the reserve for fiscal years 1997, 1996, and 1995, respectively. A detail of charges against the restructure obligation follows:

                                                                                                 (IN THOUSANDS)
                                                                                         -------------------------------
                                                                                           1997       1996       1995
                                                                                         ---------  ---------  ---------
Lease payments.........................................................................  $   3,045      3,691      1,421
Fixture and equipment write-offs.......................................................        138      1,828         24
Severance payments.....................................................................        755        400      1,752
                                                                                         ---------  ---------  ---------
                                                                                         $   3,938      5,919      3,197
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------

(13) Commitments and Contingencies

    The Company is a defendant in various claims and legal actions considered to be in the normal course of business. Management intends to vigorously defend these claims and believes that the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial condition.

    In fiscal 1989, and subsequently, the Company has entered into certain agreements with officers and key management. The agreements contain provisions entitling each officer or employee covered by these agreements to receive from 1 to 3 times his annual compensation (as defined) if there is a change in control of the Company (as defined) and a termination of his employment. The agreements also provide for severance benefits under certain other circumstances. The agreements do not constitute employment contracts and only apply in circumstances following a change in control of the Company. In the event of a change in control of the Company and termination of all persons covered by these agreements, the cost would be approximately $12,100,000.

(14) Stock Incentive Plan

    Key employees of the Company (including officers and directors who are also full-time employees of the Company) are eligible to receive one or more of the following: incentive stock options and non-qualified stock options, stock awards, restricted stock, performance shares, and cash awards. Approximately 460,800 stock options have been granted of which approximately 351,550 shares are exercisable as of June 28, 1997. The stock options expire from December 2000 through October 2006. Approximately 2,000 options were exercised in each of fiscal years 1997 and 1996. Exercise prices range from $17.88 to $23.00 which was market value at date of grant.

(15) Selected Quarterly Financial Data (Unaudited)

    Selected quarterly financial data for the years ended June 28, 1997, and June 29, 1996 is summarized as follows:

                                                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                                                     FISCAL QUARTERS
                                                                       -------------------------------------------
                                1997                                     FOURTH      THIRD     SECOND      FIRST
---------------------------------------------------------------------  ----------  ---------  ---------  ---------
Sales................................................................  $  266,893    273,753    272,602    289,699
Gross profit.........................................................      72,404     69,182     65,116     65,367
Earnings before tax..................................................       7,713      4,428        321        343
Net earnings.........................................................       4,854      2,720        176        204
Net earnings per common share........................................         $68        .38        .03        .03
Dividends declared per common share..................................  $     0.11       0.11       0.11       0.11

                                                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                                                     FISCAL QUARTERS
                                                                       -------------------------------------------
                                1996                                     FOURTH      THIRD     SECOND      FIRST
---------------------------------------------------------------------  ----------  ---------  ---------  ---------
Sales................................................................  $  284,662    280,225    277,053    284,689
Gross profit.........................................................      68,171     65,684     64,915     64,470
Earnings (loss) before tax...........................................       4,236      1,897      1,290     (1,124)
Net earnings (loss)..................................................       2,653      1,147        808       (756)
Net earnings (loss) per common share.................................  $     0.37       0.16       0.12      (0.11)
Dividends declared per common share..................................  $     0.11       0.11       0.11       0.11

(16) Subsequent Event

    On July 8, 1997, the Company announced that it had entered into an agreement to be acquired by Jitney-Jungle Stores of America, Inc. The terms of the agreement are described in the Company's 14D-9 and in Jitney-Jungle's 14D-1, both of which have been filed with the Securities and Exchange Commission. Pursuant to the agreement, Jitney-Jungle has begun an all-cash tender offer for all of the Company's outstanding common stock at a price of $30 per share. Following successful completion of the tender offer, Jitney-Jungle will acquire for the same cash price any shares that are not tendered by means of a merger of Delchamps with a wholly owned subsidiary of Jitney-Jungle. The Company's Board of Directors has approved the transaction unanimously and has recommended approval by the Delchamps' stockholders.

(b) Pro Forma Financial Information.

           PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                (UNAUDITED)

The following Pro Forma Condensed Consolidated Balance Sheet is based on the historical consolidated balance sheet of Jitney-Jungle Stores of America, Inc. ("Jitney-Jungle") at July 26, 1997 and of Delchamps, Inc. ("Delchamps") at June 28, 1997 and was prepared as if the Delchamps merger and related transactions had occurred on July 26, 1997. As used herein, the term "the Company" refers to Jitney-Jungle and its consolidated subsidiaries (including Delchamps) as if the Delchamps acquisition had been consummated. The Delchamps acquisition will be accounted for as a purchase, and the total purchase price will be allocated to Delchamps' tangible and intangible assets and liabilities based on their estimated fair values at the closing date of the acquisition, based on valuations and studies which have not yet been performed. Accordingly, the excess of the purchase price over the historical book value of the net assets to be acquired has not yet been allocated to individual assets and liabilities other than the amounts described in the notes to the Pro Forma Condensed Consolidated Financial Statements. Any variation between such amounts and the final allocation will change the amount of goodwill recognized in connection with the Delchamps acquisition and the related amortization expense. Management believes, however, that when the final valuation of the net assets acquired is completed, the allocation of the purchase price will not differ materially from the amounts shown herein.

    The following Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended May 3, 1997, the 12 weeks ended July 20, 1996 and the 12 weeks ended July 26, 1997 include (i) the historical results of Jitney-Jungle for the fiscal year ended May 3, 1997 and of Delchamps for the fiscal year ended June 28, 1997, (ii) the historical results of Jitney-Jungle for the 12 weeks ended July 20, 1996 and of Delchamps for the 13 weeks ended June 29, 1996 and
(iii) the historical results of Jitney-Jungle for the 12 weeks ended July 26, 1997 and of Delchamps for the 13 weeks ended June 28, 1997. Each of these pro forma statements was prepared as if the Delchamps merger and related transactions had occurred on April 28, 1996. These pro forma statements reflect certain cost savings that management has identified related to the elimination of duplicative costs for functional areas and facilities in connection with the Delchamps acquisition which are based on assumptions that management believes are both factually supportable and directly related to the Delchamps merger and related transactions. However, these pro forma statements do not reflect certain additional potential cost savings described in Note (D) to the Pro Forma Condensed Consolidated Statements of Operations that management believes should arise as a result of expected synergies from increased purchasing leverage and backhaul income. Actual cost savings achieved by the Company may vary considerably from the estimates discussed above. These pro forma statements also do not reflect (i) a $2.0 million charge relating to the write-off of commitment fees paid in connection with a bridge commitment obtained to fund the Delchamps purchase price if the sale of senior subordinated notes was not consummated,
(ii) approximately $1.4 million of deferred financing fees relating to Jitney-Jungle's existing credit facility that was written off in connection with the transactions and (iii) the estimated loss of $1.2 million relating to the expected divestiture of certain Jitney-Jungle stores under an FTC consent decree. Such charges will be recognized by the Company and reflected in its results of operations in the quarter in which the transactions are consummated.

    The pro forma financial statements have been prepared by applying to the historical financial statements of Jitney-Jungle and Delchamps the assumptions and adjustments described in the accompanying notes. Such pro forma financial statements are not necessarily indicative of either future results of operations or results that might have occurred had the Delchamps merger and related transactions been consummated as of the indicated date. Such pro forma financial statements should be read in conjunction with the historical consolidated financial statements of Jitney-Jungle and Delchamps and the respective accompanying notes thereto.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                (UNAUDITED)
                           (DOLLARS IN THOUSANDS)

                                                      AT JULY 26, 1997
                      ---------------------------------------------------------------------------------
                             HISTORICAL                                                   COMPANY PRO
                      -------------------------              PRO FORMA    COMPANY PRO    FORMA FOR FTC
                      JITNEY-JUNGLE   DELCHAMPS   COMBINED  ADJUSTMENTS      FORMA      DIVESTITURES(H)
                      -------------   ---------   --------  -----------   -----------   ---------------
ASSETS
Current Assets:
  Cash and cash
    equivalents.....    $  5,255      $  5,670    $10,925    $  67,840 (A)  $ 10,886        $ 14,761
                                                               190,420 (B)
                                                                (2,000)(C)
                                                                (7,500)(D)
                                                              (233,360)(E)
                                                               (15,439)(F)
  Receivables.......       7,423         7,961     15,384                     15,384          15,384
  Inventories.......      77,694        89,726    167,420       14,171 (E)   181,591         181,591
  Prepaid expenses
    and other.......       6,507         2,094      8,601                     8,601           8,601
  Deferred income
    taxes...........       2,152         6,525      8,677          760 (C)   12,178          13,234
                                                                (3,517)(E)
                                                                    44 (E)
                                                                 5,665 (E)
                                                                   549 (G)
                      -------------   ---------   --------  -----------   -----------   ---------------
      Total current
        assets......      99,031       111,976    211,007       17,633      228,640         233,571
Property and
  equipment, net....     169,168       129,319    298,487       (4,260)(E)  294,227        287,575
Goodwill............                                           136,672 (E)  136,672         137,632
Other assets, net...      16,732         2,166     18,898        4,860 (A)   39,276          39,276
                                                                 9,580 (B)
                                                                 7,500 (D)
                                                                (1,446)(G)
                                                                  (116)(E)
                      -------------   ---------   --------  -----------   -----------   ---------------
Total assets........    $284,931      $243,461    $528,392   $ 170,423     $698,815        $698,054
                      -------------   ---------   --------  -----------   -----------   ---------------
                      -------------   ---------   --------  -----------   -----------   ---------------

   See accompanying notes to Pro Forma Condensed Consolidated Balance Sheet.

                                 (UNAUDITED)
                           (DOLLARS IN THOUSANDS)

                                                       AT JULY 26, 1997
                      -----------------------------------------------------------------------------------
                             HISTORICAL                                                    COMPANY PRO
                      -------------------------               PRO FORMA    COMPANY PRO    FORMA FOR FTC
                      JITNEY-JUNGLE   DELCHAMPS   COMBINED   ADJUSTMENTS      FORMA      DIVESTITURES (H)
                      -------------   ---------   ---------  -----------   -----------   ----------------
LIABILITIES AND
  STOCKHOLDERS'
  EQUITY (DEFICIT)
Current Liabilities:
  Delchamps notes
    payable.........    $ --          $  4,600    $  4,600    $  (4,600)(F)  $  --          $ --
  Current portion of
    long-term
    debt............        4,923        3,697       8,620       (3,697)(F)      4,923          4,923
  Current portion of
    capitalized
    leases..........        4,899          844       5,743                      5,743           5,743
  Current portion of
    restructuring
    obligation......                     2,273       2,273       15,217 (E)    17,490          17,490
  Accounts
    payable.........       60,940       41,571     102,511                    102,511         102,511
  Accrued
    expenses........       34,224       28,996      63,220                     63,220          63,220
  Income taxes......                       855         855                        855             855
                      -------------   ---------   ---------  -----------   -----------   ----------------
      Total current
      liabilities...      104,986       82,836     187,822        6,920       194,742         194,742

Senior Credit
  Facility..........                                             72,700 (A)    72,700          72,700
Senior Notes........      200,000                  200,000                    200,000         200,000
Senior Subordinated
  Notes.............                                            200,000 (B)   200,000         200,000
Obligations under
  capitalized
  leases............       58,663        9,556      68,219                     68,219          68,219
Long-term debt......        6,876        7,142      14,018       (7,142)(F)      6,876          6,876
Restructuring
  obligation........                    13,453      13,453       31,807 (E)    45,260          45,260
Deferred income
  taxes.............        6,328       10,211      16,539      (13,706)(E)      2,833          2,833
Other long-term
  liabilities.......                     2,244       2,244                      2,244           2,244
                      -------------   ---------   ---------  -----------   -----------   ----------------
      Total
      liabilities...      376,853      125,442     502,295      290,579       792,874         792,874

Redeemable preferred
  stock.............       59,508                   59,508                     59,508          59,508
Stockholders' equity
  (deficit):
  Preferred stock...        8,663                    8,663                      8,663           8,663
  Common stock......            4           71          75          (71)(E)          4              4
  Additional paid-in
    capital.........     (302,326)      19,766    (282,560)     (19,766)(E)   (302,326)      (302,326)
  Retained
    earnings........      142,229       98,182     240,411      (98,182)(E)    140,092        139,331
                                                                   (897)(G)
                                                                 (1,240)(C)
                      -------------   ---------   ---------  -----------   -----------   ----------------
      Total
       stockholders'
        equity
        (deficit)...     (151,430)     118,019     (33,411)    (120,156)     (153,567)       (154,328)
                      -------------   ---------   ---------  -----------   -----------   ----------------
Total liabilities
  and stockholders'
  equity
  (deficit).........    $ 284,931     $243,461    $528,392    $ 170,423     $ 698,815       $ 698,054
                      -------------   ---------   ---------  -----------   -----------   ----------------
                      -------------   ---------   ---------  -----------   -----------   ----------------

   See accompanying notes to Pro Forma Condensed Consolidated Balance Sheet.

                 NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                     (UNAUDITED)
                               (DOLLARS IN THOUSANDS)

    (A) Reflects receipt of gross proceeds of $72,700 from the initial borrowing under the senior credit facility, net of financing fees of $4,860, which have been included in other assets, net.

    (B) Reflects receipt of gross proceeds of $200,000 from the issuance of senior subordinated notes, net of $9,580 of selling commissions and other offering expenses, which have been reflected as debt issuance costs and included in other assets, net.

    (C) Reflects the payment and write-off of $2,000 of fees related to a commitment to provide bridge financing, which terminated upon issuance of the senior subordinated notes, as well as the related tax benefit of $760 and reduction to retained earnings of $1,240.

    (D) Reflects consent and related solicitation fees totaling $7,500, which have been included in other assets, net.

    (E) Reflects (i) the preliminary calculation of the excess of the purchase price in the Delchamps acquisition over the book value of the net assets acquired and (ii) the preliminary allocation of such excess, in each case, as set forth below. The Delchamps acquisition will be accounted for as a purchase, and the total purchase price will be allocated to Delchamps' tangible and intangible assets and liabilities based on their estimated fair values at the closing date of the acquisition, based on valuations and studies which have not yet been performed. Accordingly, the excess of the purchase price over the historical book value of the net assets to be acquired has not yet been allocated to individual assets and liabilities, other than as shown below. Any variation between such amounts and the final allocation will change the amount of goodwill recognized in connection with the Delchamps acquisition and the related amortization expense. Management believes, however, that when the final valuation of the net assets acquired is completed, the allocation of the purchase price will not differ materially from the amounts shown herein.

    The purchase price and preliminary pro forma calculation of the excess of the purchase price over the book value of net assets acquired is as follows:

Cash purchase price.....................................................................  $ 218,200
Estimated transaction fees in addition to debt issuance costs...........................      3,060
Change of control payments to Delchamps management......................................     12,100
                                                                                          ---------
      Total cash payments in connection with the Delchamps acquisition..................    233,360

Delchamps stockholders' equity:
  Common stock..........................................................................         71
  Additional paid-in capital............................................................     19,766
  Retained earnings.....................................................................     98,182

      Total.............................................................................    118,019
      Elimination of existing deferred financing costs of $116, net of $44 tax
       benefit..........................................................................        (72)
                                                                                          ---------
      Book value of net assets acquired.................................................    117,947
                                                                                          ---------
    Excess of purchase price over net book value........................................  $ 115,413
                                                                                          ---------
                                                                                          ---------

                                (Unaudited)
                         (dollars in thousands)


Preliminary allocation of excess of purchase price over net book value:
  Amount assigned to inventory..........................................................  $  14,171
  Deferred tax liability--current (1)...................................................     (3,517)
  Deferred tax asset--current (2).......................................................      5,665
  Deferred tax asset--non-current (1)...................................................     13,706
  Adjustments related to Delchamps facilities to be closed in connection with the
    Delchamps acquisition (3):
    Write-off of property and equipment.................................................     (4,260)
    Current portion of restructuring obligation.........................................    (15,217)
    Long-term portion of restructuring obligation.......................................    (31,807)
  Amount assigned to goodwill...........................................................    136,672
                                                                                          ---------
      Total.............................................................................  $ 115,413
                                                                                          ---------
                                                                                          ---------

------------------------

(1) Relates to differences between the book and tax basis of assets acquired and liabilities assumed.

(2) Relates to change of control payments to Delchamps management and accrued severance costs.

(3) Excludes any sales of stores to address FTC concerns. See Note (H) below.

    (F) Reflects the retirement of $15,439 of Delchamps current and long-term debt obligations.

    (G) Reflects the write-off of $1,446 of deferred financing costs relating to the March 1996 execution of the senior credit facility, as well as the related tax benefit of $549 and reduction to retained earnings of $897.

    (H) Management expects that the Company will be required to divest approximately ten stores under a consent decree with the FTC. Adjustments reflected herein for such divestitures are estimated as follows:

Jitney-Jungle Stores:
  Book value of property and equipment sold...............................................  $   3,201
  Net proceeds from sale..................................................................     (1,973)
                                                                                            ---------
  Loss on sale before tax benefit.........................................................      1,228
  Tax benefit.............................................................................       (467)
                                                                                            ---------
  Net loss (charged to retained earnings).................................................  $     761
                                                                                            ---------
                                                                                            ---------

Delchamps Stores:
  Book value of property and equipment sold...............................................  $   3,451
  Net proceeds from sale..................................................................     (1,902)
                                                                                            ---------
  Loss on sale before tax benefit.........................................................      1,549
  Tax benefit.............................................................................       (589)
                                                                                            ---------
  Net loss (increase in goodwill).........................................................  $     960
                                                                                            ---------
                                                                                            ---------

              NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                        (UNAUDITED)
                                   (DOLLARS IN THOUSANDS)


                                                                 YEAR ENDED MAY 3, 1997
                      -------------------------------------------------------------------------------------------------
                               HISTORICAL                                                                COMPANY PRO
                      ----------------------------                CLOSED      PRO FORMA                 FORMA FOR FTC
                      JITNEY-JUNGLE   DELCHAMPS(A)    COMBINED   STORES(B)   ADJUSTMENTS   PRO FORMA   DIVESTITURES (C)
                      -------------   ------------   ----------  ---------   -----------   ----------  ----------------
NET SALES...........   $1,228,533      $1,102,947    $2,331,480  $(80,757)                 $2,250,723      2,159,542

COSTS AND EXPENSES:
  Cost of sales.....      925,446         805,832     1,731,278   (62,671)                 1,668,607       1,596,277
  Direct store
    expense.........      199,956         231,835       431,791   (22,899)    $   (998)(D)   407,894         390,119
  Warehouse,
    administrative
    and general
    expenses........       63,094          45,273       108,367                (16,335)(D)    96,899          96,931
                                                                                 4,556 (E)
                                                                                   750 (F)
                                                                                  (439)(I)
  Non-recurring
    charges, net
    (G).............        2,737           2,220         4,957                                4,957           4,957
                      -------------   ------------   ----------  ---------   -----------   ----------  ----------------
  Operating
    income..........       37,300          17,787        55,087     4,813       12,466        72,366          71,258
  Interest expense,
    net.............       36,215           4,982        41,197                 31,317 (H)     67,492          67,492
                                                                                (5,022)(I)
                      -------------   ------------   ----------  ---------   -----------   ----------  ----------------
  Earnings (loss)
    before taxes on
    income..........        1,085          12,805        13,890     4,813      (13,829)        4,874           3,766
  Income tax expense
    (benefit).......          339           4,851         5,190     1,798       (3,524)(J)     3,464           3,050
                      -------------   ------------   ----------  ---------   -----------   ----------  ----------------
NET EARNINGS
  (LOSS)............   $      746      $    7,954    $    8,700  $  3,015     $(10,305)    $   1,410      $      716
                      -------------   ------------   ----------  ---------   -----------   ----------  ----------------
                      -------------   ------------   ----------  ---------   -----------   ----------  ----------------

    See accompanying notes to Pro Forma Condensed Consolidated Statements of
                                  Operations.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                     12 WEEKS ENDED JULY 20, 1996
                      -------------------------------------------------------------------------------------------
                             HISTORICAL                                                           COMPANY PRO
                      -------------------------              CLOSED     PRO FORMA    COMPANY     FORMA FOR FTC
                      JITNEY-JUNGLE  DELCHAMPS(A) COMBINED  STORES(B)  ADJUSTMENTS    FORMA      DIVESTITURES(H)
                      -------------   ---------   --------  --------  -----------   -----------  ----------------
NET SALES...........    $282,166      $284,662    $566,828  $(21,964)                $544,864        $522,745
COSTS AND EXPENSES:
  Cost of sales.....     211,627       210,158    421,785    (17,150)                 404,635         387,010
  Direct store
    expense.........      45,447        55,813    101,260     (5,880)  $    (230)(D)   95,150         90,955
  Warehouse,
    administrative
    and general
    expenses........      14,241        13,148     27,389                 (3,769)(D)   24,742         24,749
                                                                           1,051 (E)
                                                                            173  (F)
                                                                           (102) (I)
  Non-recurring
    charges, net
    (G).............                      (187)      (187)                              (187)           (187)
                      -------------   ---------   --------  --------  -----------   -----------   ---------------
  Operating income..      10,851         5,730     16,581     1,066        2,877       20,524          20,218
  Interest expense,
    net.............       8,378         1,494      9,872                  7,271 (H)   15,580          15,580
                                                                          (1,563)(I)
                      -------------   ---------   --------  --------  -----------   -----------   ---------------
  Earnings (loss)
    before taxes on
    income..........       2,473         4,236      6,709     1,066       (2,831)       4,944           4,638
  Income tax expense
    (benefit).......         921         1,583      2,504       398         (676)(J)     2,226          2,112
                      -------------   ---------   --------  --------  -----------   -----------   ---------------
NET EARNINGS
  (LOSS)............    $  1,552      $  2,653    $ 4,205   $   668    $  (2,155)    $  2,718        $  2,526
                      -------------   ---------   --------  --------  -----------   -----------   ---------------
                      -------------   ---------   --------  --------  -----------   -----------   ---------------

    See accompanying notes to Pro Forma Condensed Consolidated Statements of
                                  Operations.

               PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                              (DOLLARS IN THOUSANDS)


                                                     12 WEEKS ENDED JULY 26, 1997
                      -------------------------------------------------------------------------------------------
                             HISTORICAL                                                           COMPANY PRO
                      -------------------------              CLOSED     PRO FORMA    COMPANY     FORMA FOR FTC
                      JITNEY-JUNGLE   DELCHAMPS   COMBINED  STORES(B)  ADJUSTMENTS    FORMA      DIVESTITURES(H)
                      -------------   ---------   --------  --------  -----------   -----------  ----------------
NET SALES...........    $288,978      $266,893    $555,871  $(18,197)                $537,677        $515,582
COSTS AND
  EXPENSES:
  Cost of sales.....     216,464       188,261    404,725    (13,359)                 391,366         374,388
  Direct store
    expense.........      48,058        57,272    105,330     (5,563)  $    (230)(D)   99,537          95,089
  Warehouse,
    administrative
    and general
    expenses........      12,772        12,643     25,415                 (3,769)(D)    22,768         22,775
                                                                           1,051 (E)
                                                                             173 (F)
                                                                            (102)(I)
  Non-recurring
    charges, net
    (G).............                         5          5                                   5               5
                      -------------   ---------   --------  --------  -----------   -----------   ---------------
  Operating
    income..........      11,684         8,712     20,396       728        2,877       24,001          23,325
  Interest
    expense, net....       8,241           999      9,240                  6,797 (H)   15,530          15,530
                                                                            (507)(I)
                      -------------   ---------   --------  --------  -----------   -----------   ---------------
  Earnings (loss)
    before taxes
    on income.......       3,443         7,713     11,156       728       (3,413)       8,471           7,795
  Income tax
    expense
    (benefit).....       1,284         2,859      4,143       272         (897)(J)     3,518          3,265
                      -------------   ---------   --------  --------  -----------   -----------   ---------------
NET EARNINGS
  (LOSS)............    $  2,159      $  4,854    $ 7,013   $   456    $  (2,516)    $  4,953        $  4,530
                      -------------   ---------   --------  --------  -----------   -----------   ---------------
                      -------------   ---------   --------  --------  -----------   -----------   ---------------

    See accompanying notes to Pro Forma Condensed Consolidated Statements of
                                  Operations.

      NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)
                            (DOLLARS IN THOUSANDS)


    (A) Delchamps historically has accounted for warehouse costs as part of cost of goods sold, while Jitney-Jungle has accounted for such costs as part of warehouse, administrative and general expenses. The historical data for Delchamps reflects a reclassification of gross profit and selling, general and administrative expenses as though such warehouse costs had been accounted for in accordance with the historical financial statements of Jitney-Jungle.

    (B) In connection with the Delchamps acquisition, management has identified 13 Delchamps stores which it intends to close due to unprofitability. Pro forma adjustments have been made to eliminate the historical operating results of these stores.

    (C) Management expects that the Company will be required to divest approximately ten stores under a consent decree with the FTC. Pro forma adjustments have been made to eliminate the historical operating results of these stores. In addition, the difference between the historical carrying amount of the net assets of such stores and the estimated net proceeds to be realized on their disposal (i) in the case of Jitney-Jungle stores, will be recorded as a non-recurring charge or credit to income and (ii) in the case of Delchamps stores, has been reflected herein as an increase in the amount of goodwill recorded in connection with the acquisition and the related goodwill amortization. Because the price at which such stores will ultimately be divested is not yet certain, any variation between the actual price and the price estimated herein (see Note H to the Pro Forma Condensed Consolidated Balance Sheet) will change (i) the non-recurring charge or credit to income in the case of Jitney-Jungle stores and (ii) goodwill and related amortization expense in the case of Delchamps stores.

    (D) In connection with the Delchamps acquisition, management has performed a review of operating activities of Jitney-Jungle and Delchamps and identified duplicative costs of $17,333 (which includes $14,185 of cash costs and $3,148 of depreciation and amortization) that it believes can be eliminated in connection with the Delchamps acquisition, as follows:

       (i) Management has decided to consolidate the Mobile, Alabama headquarters of Delchamps with Jitney-Jungle's existing Jackson, Mississippi headquarters. Although a divisional office will be opened in Mobile, the Delchamps headquarters will be closed. Cost savings associated with such closing include savings resulting from headcount reductions at both facilities of $5,951 for the year ended May 3, 1997 and $1,373 for the 12 weeks ended July 20, 1996 and the 12 weeks ended July 26, 1997. Cost savings resulting from the elimination of other operating costs are estimated at $4,281 (including $975 of reduced depreciation and amortization) for the year ended May 3, 1997 and $988 (including $225 of reduced depreciation and amortization) for the 12 weeks ended July 20, 1996 and the 12 weeks ended July 26, 1997.

       (ii) Management has decided to close Delchamps' Hammond, Louisiana warehouse facility and consolidate such operations at the Company's existing warehouse facilities. Total cost savings resulting from this facility consolidation are estimated at $6,103 (including $2,173 of reduced depreciation and amortization) for the year ended May 3, 1997 and $1,408 (including $501 of reduced depreciation and amortization) for the 12 weeks ended July 20, 1996 and the 12 weeks ended July 26, 1997.

      NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
                         OPERATIONS (CONTINUED)
                               (UNAUDITED)
                         (DOLLARS IN THOUSANDS)

       (iii) It has been Delchamps' practice to outsource all of its advertising printing to third parties, whereas Jitney-Jungle has utilized an in-house advertising printing facility. Because of excess capacity at Jitney-Jungle's facility, all Delchamps' advertising circulars will be printed at Jitney-Jungle's facility. Annualized cost savings resulting therefrom are estimated at $998 for the year ended May 3, 1997 and $230 for the 12 weeks ended July 20, 1996 and the 12 weeks ended July 26, 1997.

    In addition to the cost savings identified above, management has identified certain other cost savings opportunities. As a result of the increase in purchasing volume requirements resulting from the Delchamps acquisition, management believes that this increased purchasing leverage should result in approximately $3,352 in annualized cost savings, which the Company should begin realizing within six to nine months following the Delchamps acquisition. Management also believes the increase in purchasing volume will enable the Company to increase its backhaul income by approximately $1,841 on an annualized basis. In addition, management plans to take certain steps to improve warehouse and distribution efficiencies, including negotiation of a long-term agreement to supply slow turning items to the Company's supermarkets and thereby reduce inventory levels.

    (E) Reflects amortization of goodwill using an estimated useful life of 30 years.

    (F) Reflects a $750 increase in the annual BRS management fee pursuant to the amendment of the BRS Management Agreement in connection with the Delchamps acquisition.

    (G) Includes for the year ended May 3, 1997 (i) a $1,779 non-cash charge accrued in fiscal 1997 relating to future payments that will be made under an employment agreement with Jitney-Jungle's former Chief Executive Officer; (ii) a $958 charge relating to termination benefits payable to employees of Jitney-Jungle whose positions were eliminated in May 1997; (iii) a $4,300 charge relating to cash payments made by Delchamps in connection the settlement of a lawsuit in March 1997; and (iv) a $2,080 gain on the sale of certain assets of Delchamps in fiscal 1997. Includes a $187 gain and a $5 loss on the sale of certain assets of Delchamps for the 12 week ended July 20, 1996 and the 12 weeks ended July 26, 1997, respectively.

    (H) Reflects interest expense related to borrowings outstanding under (i) the senior credit facility upon consummation of the Delchamps acquisition (giving effect to the change in interest rate which occurred in connection with the restatement thereof) and (ii) the senior subordinated notes:

                                                                          12 WEEKS ENDED
                                                      YEAR ENDED   ----------------------------
                                                      MAY 3, 1997  JULY 20, 1996  JULY 26,1997
                                                      -----------  -------------  -------------
Senior Credit Facility (at a weighted average
  interest rate of 7.65%):
  Existing borrowings...............................   $   1,985     $     507      $  --
  Borrowings in connection with the Delchamps
    acquisition.....................................       5,562         1,283          1,283
  Amortization of financing fees-Senior Credit
    Facility(1).....................................         972           224            224
  Commitment fee under Senior Credit Facility.......         257            56             89
Senior Subordinated Notes (10.375%):
  Cash interest expense.............................      20,750         4,788          4,788
  Amortization of debt issuance costs(1)............         958           221            221
  Amortization of consent and related solicitation
    fees(1).........................................         833           192            192
                                                      -----------       ------         ------
                                                       $  31,317     $   7,271      $   6,797
                                                      -----------       ------         ------
                                                      -----------       ------         ------

------------------------

(1) Debt issuance costs associated with the senior subordinated notes are amortized over ten years on a straight-line basis. (1) Deferred financing fees associated with the senior credit facility are amortized over five years on a straight-line basis. The consent and related solicitation fees are amortized over the remaining life of the senior subordinated notes on a straight-line basis.

    (I) Reflects elimination of interest expense, including amortization of debt issuance costs, in connection with (i) the repayment of Delchamps debt and (ii) existing borrowings under the senior credit facility:

                                                                                               12 WEEKS ENDED
                                                                          YEAR ENDED   ------------------------------
                                                                          MAY 3, 1997  JULY 20, 1996   JULY 26, 1997
                                                                          -----------  -------------  ---------------
Delchamps debt:
  Notes payable.........................................................   $   1,748     $     691       $     276
  Delchamps long-term debt..............................................         750           213             175
Senior credit facility:
  Cash interest expense related to existing borrowings..................       2,144           584          --
  Commitment fee under senior credit facility...........................         380            75              56
                                                                          -----------       ------           -----
                                                                               5,022         1,563             507
                                                                          -----------       ------           -----
Amortization of Delchamps debt issuance costs...........................          39            10              10
Amortization of financing fees--senior credit facility..................         400            92              92
                                                                          -----------       ------           -----
                                                                                 439           102             102
                                                                          -----------       ------           -----
                                                                           $   5,461     $   1,665       $     609
                                                                          -----------       ------           -----
                                                                          -----------       ------           -----

    (J) Reflects the effect on income tax expense of pro forma adjustments described in these footnotes, other than non-deductible goodwill amortization, at an effective statutory tax rate of 38%.

(c) Exhibits.

    Exhibit No.           Description
      99.1                Jitney-Jungle Stores of America, Inc. Press Release,
                          dated September 12, 1997, regarding Jitney-Jungle's acquisition of Delchamps.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               JITNEY-JUNGLE STORES OF AMERICA, INC.
                                     (Registrant)



                               By: Michael E. Julian
                                  -----------------------------
                                  Michael E. Julian
                                  President and Chief
                                  Executive Officer



Date:   November 21, 1997